Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                     MONTHLY REPORT - SEPTEMBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (25,248.359 units) at August 31, 2002            $ 28,162,041
Additions of 1,100.430 units on September 30, 2002                  1,269,665
Redemptions of (17.933) units on September 30, 2002                   (20,691)
Offering Costs                                                        (22,569)
Net Income (Loss) - September 2002                                    991,723
                                                                 ------------

Net Asset Value (26,330.856 units) at September 30, 2002         $ 30,380,169
                                                                 ============

Net Asset Value per Unit at September 30, 2002                   $   1,153.79
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  1,575,892
    Change in unrealized                                              151,851

  Gains (losses) on forward contracts:
    Realized                                                           73,029
    Change in unrealized                                             (510,130)
  Interest income                                                      40,278
                                                                 ------------

                                                                    1,330,920
                                                                 ------------

Expenses:
  Brokerage fee                                                        81,706
  Performance fee                                                     252,411
  Operating expenses                                                    5,080
                                                                 ------------

                                                                      339,197
                                                                 ------------

Net Income (Loss) - September 2002                               $    991,723
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2002                   $   1,153.79

Net Asset Value per Unit on August 31, 2002                      $   1,115.40

Unit Value Monthly Gain (Loss) %                                        3.44%

Fund 2002 calendar YTD Gain (Loss) %                                   18.50%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

September was the fifth consecutive month of positive returns for Campbell & Company's investors as traditional investment strategies continued to struggle. Profits were earned in equity indices, interest rates, energy and metals, while currencies produced a small loss for the month.

Further reports of corporate governance and accounting failures, the possibility of an unpopular war in the Middle East, rising jobless claims, disappointing earnings and a gloomy retail outlook are being compounded by high energy prices and systemic instability in Japan and Brazil.

In this time of global economic weakness and uncertainty, the ability to trade both the long and short side of a diverse portfolio of international markets is proving to be a powerful tool.

Better days undoubtedly lie ahead. Economic conditions are cyclical, and no single strategy will be successful at every stage of the cycle. There will be times in the future, as there have been in the past, when our strategies will be challenged and incur losses, and traditional investment strategies will again succeed. However, until the current economic and political climate improves, a healthy allocation to absolute return strategies that can potentially benefit from turbulence and uncertainty is prudent.

Please call if there is any way we can help.

Sincerely,


Bruce Cleland
President & CEO